    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2001
                                                      Registration No. 333-56678

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                AMENDMENT NO. 1

                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           PRIDE INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


           LOUISIANA                                    76-0069030
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                ---------------

       PRIDE INTERNATIONAL, INC.                             ROBERT W. RANDALL
      5847 SAN FELIPE, SUITE 3300                        PRIDE INTERNATIONAL, INC.
         HOUSTON, TEXAS 77057                            5847 SAN FELIPE, SUITE 3300
           (713) 789-1400                                   HOUSTON, TEXAS  77057
(Address, including zip code, and telephone                      (713) 789-1400
number, including area code, of registrant's             (Name, address, including
     principal executive offices)                      zip code, and telephone number,
                                                   including area code, of agent for service)


                                ---------------

                                   Copy to:
                               L. PROCTOR THOMAS
                              BAKER BOTTS L.L.P.
                             3000 ONE SHELL PLAZA
                           HOUSTON, TEXAS 77002-4995
                                (713) 229-1234

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

 +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
 + The information in this prospectus is not complete and may be changed. + + This prospectus is included in a registration statement that we filed + + with the Securities and Exchange Commission. The selling shareholders + + cannot sell these securities until that registration statement becomes + + effective. This prospectus is not an offer to sell these securities, and + + it is not soliciting an offer to buy these securities, in any state where +
 + the offer or sale is not permitted.                                       +
 +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                  Subject to Completion, dated March 16, 2001


PROSPECTUS



PRIDE INTERNATIONAL, INC.
5847 SAN FELIPE, SUITE 3300
HOUSTON, TEXAS  77057
(713) 789-1400


                               3,035,454 Shares
                                 COMMON STOCK

                                ______________

        This prospectus covers the offer and sale of shares of our common stock by the selling shareholders named in this prospectus. The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the common stock. We will not receive any of the proceeds from these sales.

        The selling shareholders may offer and sell shares of our common stock from time to time at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

        YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK.

        Our common stock is listed on the New York Stock Exchange under the symbol "PDE." On March 15, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $24.67 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ______________



       The date of this prospectus is                           , 2001.


                               TABLE OF CONTENTS
Risk Factors............................................................  3
About Pride International, Inc..........................................  6
Use of Proceeds.........................................................  6
Selling Shareholders....................................................  6
Plan of Distribution....................................................  7
Legal Opinions..........................................................  9
Experts.................................................................  9
Independent Accountants.................................................  9
Where You Can Find More Information.....................................  9

        YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON (INCLUDING ANY SALESMAN OR BROKER) TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                 RISK FACTORS

     In considering whether to purchase our common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors regarding our business described below. In addition, please read "Forward-Looking Information" in our most recent annual and quarterly reports we have filed with the SEC, where we describe additional uncertainties associated with our business and the forward-looking statements incorporated by reference in this prospectus. We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase.

OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

     The profitability of our operations depends significantly upon conditions in the oil and gas industry and, specifically, the level of ongoing exploration and production expenditures of oil and gas company customers. The demand for contract drilling and related services is directly influenced by many factors beyond our control, including:

     . oil and gas prices and expectations about future prices

     . the cost of producing and delivering oil and gas

     . government regulations

     . local and international political and economic conditions

     . the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices

     . the level of production by non-OPEC countries

     . the policies of various governments regarding exploration and development of their oil and gas reserves

THE LEVEL OF ACTIVITY IN THE OIL AND GAS DRILLING INDUSTRY HAS BEEN LOW RECENTLY, WHICH HAS ADVERSELY AFFECTED OUR RESULTS OF OPERATIONS.

     Despite improvement in oil and gas prices, both offshore drilling activity, particularly in the U.S. Gulf of Mexico, and international land-based activity were relatively depressed during 1999 and early 2000. During that time, a significant number of companies exploring for oil and gas curtailed or canceled some of their drilling programs, thereby reducing demand for drilling services. This reduction in demand significantly eroded daily rates and utilization of our rigs, particularly in our offshore Gulf of Mexico and onshore South American operations. This erosion in daily rates and utilization had a negative impact on our financial results in those periods. In addition, there are a number of deepwater rigs currently under construction, a few of which are not under contract. If demand for deepwater drilling services does not increase to meet this increased capacity, we could face competition from these and other rigs for future deepwater contracts.

INTERNATIONAL EVENTS MAY HURT OUR OPERATIONS.

     We derive a significant portion of our revenues from international operations. In the first nine months of 2000, we derived approximately 64% of our revenues from operations in South America and approximately 17% of our revenues from operations in West Africa and the Middle East. Our operations in these areas are most subject to the following risks:

     . foreign currency fluctuations and devaluations

     . restrictions on currency repatriation

     . political instability

     . war and civil disturbances

     We seek to limit the risks of currency fluctuation and restrictions on currency repatriation by obtaining contracts providing for payment in U.S. dollars or freely convertible foreign currency. To the extent possible, we seek to limit our exposure to potentially devaluating currencies by matching our acceptance of local currencies to our expense requirements in those currencies. We may not be able to continue to take these actions in the future, thereby exposing us to foreign currency fluctuations that could have a material adverse effect upon our results of operations and financial condition. Although foreign exchange in the countries where we operate is currently carried out on a free-market basis, we can give no assurance that local monetary authorities in these countries will not implement exchange controls in the future.

     In addition, from time to time, certain of our foreign subsidiaries operate in Libya and Iran. These countries are subject to sanctions and embargoes imposed by the U.S. Government. Although these sanctions and embargoes do not prohibit those subsidiaries from completing existing contracts or from entering into new contracts to provide drilling services in such countries, they do prohibit us and our domestic subsidiaries, as well as employees of our foreign subsidiaries who are U.S. citizens, from participating in or approving any aspect of the business activities in those countries. These constraints on our ability to have U.S. persons, including all of our senior management, provide managerial oversight and supervision may adversely affect the financial or operating performance of such business activities.

     Our international operations are also subject to other risks, including foreign monetary and tax policies, expropriation, nationalization and nullification or modification of contracts. Additionally, our ability to compete in international contract drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, our foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to us.

OUR CUSTOMERS MAY SEEK TO CANCEL OR RENEGOTIATE SOME OF OUR DRILLING CONTRACTS DURING DEPRESSED MARKET CONDITIONS OR IF WE EXPERIENCE OPERATIONAL DIFFICULTIES.

     During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may seek to terminate existing contracts if we experience operational problems. The deepwater markets in which we operate require the use of floating rigs with sophisticated positioning, subsea and related systems designed for drilling in deep water. If this equipment fails to function properly, the rig cannot engage in drilling operations, and customers may have the right to terminate the drilling contracts. The likelihood that a customer may seek to terminate a contract for operational difficulties is increased during market downturns. The cancellation of a number of our drilling contracts could adversely affect our results of operations.

OUR SIGNIFICANT DEBT LEVELS AND DEBT AGREEMENT RESTRICTIONS MAY LIMIT OUR FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING OTHER BUSINESS OPPORTUNITIES.

     As of September 30, 2000, as adjusted to give effect to our (1) offering in January 2001 of $410.9 million aggregate principal amount at maturity of Zero Coupon Subordinated Debentures Due 2021 and the application of the net proceeds therefrom and (2) our purchase in March 2001 of our joint venture partners' interests in a company that owns two rigs, we would have had approximately
$1.8 billion in debt and capital lease obligations. At that date we also had provided direct guarantees of the repayment of up to $30.0 million of the obligations of our unconsolidated subsidiaries. The level of our indebtedness will have several important effects on our future operations, including:

     . a significant portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes

     . covenants contained in our debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business and may limit our ability to dispose of assets, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities

     . our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.

WE ARE SUBJECT TO HAZARDS CUSTOMARY IN THE OILFIELD SERVICES INDUSTRY AND TO THOSE MORE SPECIFIC TO MARINE OPERATIONS. WE MAY NOT HAVE INSURANCE TO COVER ALL THESE HAZARDS.

     Our operations are subject to the many hazards customary in the oilfield services industry. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking and damage from severe weather conditions. In certain instances, contractual indemnification of customers or others is required of us.

     We maintain workers' compensation insurance for our employees and other insurance coverage for normal business risks, including general liability insurance. Although we believe our insurance coverage to be adequate and in accordance with industry practice against normal risks in our operations, any insurance protection may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. The occurrence of a significant event against which we are not fully insured, or of a number of lesser events against which we are insured, but subject to substantial deductibles, could materially and adversely affect our operations and financial condition. Moreover, we may not be able to maintain adequate insurance in the future at rates or on terms we consider reasonable or acceptable.

GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL LIABILITIES MAY ADVERSELY AFFECT OUR OPERATIONS.

     Many aspects of our operations are subject to numerous governmental regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those relating to the protection of the environment. We have spent and could continue to spend material amounts to comply with these regulations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental damage without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on us. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could have a material adverse effect on our operations by limiting future contract drilling opportunities.

                        ABOUT PRIDE INTERNATIONAL, INC.

        We are a leading international provider of contract drilling and related services, operating both offshore and on land. As of December 31, 2000, we operated a global fleet of 294 rigs, including two ultra-deepwater drillships, three semisubmersible rigs, 19 jackup rigs, five tender-assisted rigs, three barge rigs, 21 offshore platform rigs and 241 land-based drilling and workover rigs. We operate in more than 20 countries and marine provinces. We are a Louisiana corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.


                                USE OF PROCEEDS

We will not receive any proceeds from sales of common stock by the selling shareholders.

                             SELLING SHAREHOLDERS

        In February 2001, we completed the acquisition of a second-generation and a third-generation semisubmersible drilling rig located in the North Sea for approximately $45 million in cash and the 3,035,454 shares of our common stock covered by this prospectus. We have chartered the third-generation rig to an affiliate of Sedco Forex International, Inc., a selling shareholder, under a bareboat charter that expires in September 2001. The charter can be extended to complete commitments existing on the initial expiration date.

        This prospectus covers the offer and sale of the shares of common stock by each of the selling shareholders set forth in the table below. In a registration agreement we entered into with the selling shareholders, we agreed that we would cause to be registered under the Securities Act of 1933 the resale of the 3,035,454 shares of common stock received by the selling shareholders in our February 2001 acquisition of two semisubmersible drilling rigs discussed above.

        In the registration agreement, we have agreed to indemnify the selling shareholders against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering, other than liabilities arising from information supplied by the selling shareholders for use in the registration statement. Each selling shareholder, severally but not jointly, has agreed in the registration agreement to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by the selling shareholder expressly for use in the registration statement. The indemnification by any selling shareholder is limited to the proceeds received by that shareholder from the sale of shares of common stock under this prospectus. In the registration agreement, we also have agreed to pay the costs and fees of registering the shares of common stock covered by this prospectus, but the selling shareholders have agreed to pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Except for their ownership of shares of our common stock, the contractual relationships provided in the registration agreement and the transactions described above, the selling shareholders have had no material relationship with us within the past three years.

     The following table presents the name of each selling shareholder, the number of shares of common stock that each selling shareholder owns, the number of shares of common stock that may be offered for resale by each selling shareholder under this prospectus and the percent of outstanding shares of common stock each selling shareholder owned prior to this offering. Since the selling shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares of common stock that will be sold or that will be owned by each selling shareholder upon completion of this offering.

                                                                Percent of
                                                                Outstanding
                                       Number of                  Shares
                                        Shares       Shares    Prior to This
Name of Selling Shareholder             Owned       Offered    Offering (1)
---------------------------            ---------   ---------   --------------
SWD, L.L.C...........................  2,276,591   2,276,591         3.2%
Sedco Forex International, Inc.......    758,863     758,863         1.1
________________________
(1)  Based on 71,632,271 shares outstanding as of March 6, 2001.

        A total of 202,428 shares offered by this prospectus are held in escrow to secure some of the indemnification obligations of the sellers of the semisubmersible drilling rigs in the transaction described above. The shares will be released from escrow upon the later of the expiration of one year and the disposition of all claims for indemnification by Pride against the sellers that are brought within that year and that are secured by the escrow arrangement. The selling shareholders may not sell or otherwise transfer the shares held in escrow until such release.

        The selling shareholders listed above, affiliates of or successors in interest to the selling shareholders or persons or entities obtaining common stock from the selling shareholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction (who also are selling shareholders for this prospectus) may sell up to all of the shares of the common stock shown above under the heading "Shares Offered" pursuant to this prospectus in one or more transactions from time to time as described below under "Plan of Distribution." However, the selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus.

                             PLAN OF DISTRIBUTION

        The selling shareholders have advised us that they may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

        . through the New York Stock Exchange or any other securities exchange that quotes the common stock

        . in the over-the-counter market

        . in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions)

        . in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales

        . by pledge to secure debts and other obligations or on foreclosure of a pledge

        . through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock

        . in a combination of any of the above transactions

        The selling shareholders also have advised us that the hedging transactions that may be entered into by the selling shareholders from time to time may include one or more of the following transactions, in which a selling shareholder may:

        . enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling shareholder to close out its short positions

        . sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions

        . enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus or

        . loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus

        The selling shareholders have advised us that they may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

        . a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction

        . purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account

        . ordinary brokerage transactions and transactions in which a broker solicits purchasers

Broker-dealers or other persons may receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons engaged by the selling shareholders may allow other broker-dealers or other persons to participate in resales. The selling shareholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the common stock by the selling shareholders may also be effected through the issuance by the selling shareholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

        The selling shareholders have advised us that they may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

        The aggregate proceeds to the selling shareholders from the sale of the shares of common stock will be the purchase price of the shares less the aggregate agents' discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act of 1933. The selling shareholders have advised us that they may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act of 1933 from sales of common stock.

        Instead of selling common stock under this prospectus, the selling shareholders have advised us that they may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

        We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

        The term "selling shareholders" also includes affiliates of and successors in interest to the selling shareholders and persons and entities who obtain common stock from selling shareholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction.

        Additional information related to the selling shareholders and the plan of distribution may be provided in one or more prospectus supplements.

                                LEGAL OPINIONS

        Certain legal matters in connection with the common stock offered by the prospectus will be passed upon for us by Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C., New Orleans, Louisiana.

                                    EXPERTS

        The financial statements of Pride incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            INDEPENDENT ACCOUNTANTS

        With respect to the unaudited consolidated financial information of Pride for the nine-month periods ended September 30, 2000 and 1999 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 13, 2000 incorporated by reference in this prospectus states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                      WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities being offered. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

        We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        . our annual report on Form 10-K for the year ended December 31, 1999, as amended by our annual report on Form 10-K/A dated June 16, 2000

        . our quarterly reports on Form 10-Q for the quarterly periods ended
          March 31, 2000, June 30, 2000 and September 30, 2000

        . the description of our common stock contained in our registration statement on Form 8-A filed on August 19, 1997, as we may update that description from time to time

        . the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on September 14, 1998, as we may update that description from time to time

        . our current reports on Form 8-K dated January 9, 2001 and January 26,
          2001

        You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

        Pride International, Inc.
        5847 San Felipe, Suite 3300
        Houston, Texas 77057
        Attention:  Robert W. Randall
                    Secretary
        Telephone:  (713) 789-1400

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses payable by Pride International, Inc. (the "Company") in connection with the offering described in this Registration Statement.

                Registration fee......................  $19,314
                Printing expenses.....................    5,000
                Accounting fees and expenses..........    2,000
                Legal fees and expenses...............   10,000
                Miscellaneous.........................    3,686
                                                        -------
                   Total..............................  $40,000
                                                        =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 83 of the Business Corporation Law of the State of Louisiana gives corporations the power to indemnify officers and directors under certain circumstances. Article IX of the Company's Restated Articles of Incorporation and Section 13 of the Company's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

ITEM 16.  EXHIBITS.

Exhibit No.                             Description of Exhibit
-----------                             ----------------------
  *4.1          Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for
                the year ended December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.2          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
                December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.3          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended
                December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.4          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 dated
                September 8, 1997, Registration No. 333-35089).

  *4.5          Amendment to Restated Articles of Incorporation of the Company
                (incorporated by reference to Exhibit 3.5 to the Company's Quarterly Report on
                Form 10-Q for the quarterly period ended September 30, 1998, File No. 1-13289).

  *4.6          Bylaws of the Company, as amended (incorporated by reference to Exhibit
                3.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, File No. 1-13289).

  *4.7          Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                1998, File No. 1-13289).

Exhibit No.                             Description of Exhibit
-----------                             ----------------------
  *4.8          Rights Agreement dated as of September 9, 1998 between the Company and
                American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated
                September 10, 1998, File No. 1-13289).

  +5.1          Opinion of Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.P. as
                to the validity of the common stock.

 +10.1          Registration Agreement, dated as of February 13, 2001, between the
                Company and The Beacon Group Energy Investment Fund, L.P., Transocean Sedco
                Forex, Inc., SWD, L.L.C. and Sedco Forex International, Inc.

  15.1          Awareness letter of PricewaterhouseCoopers LLP.

  23.1          Consent of PricewaterhouseCoopers LLP.

 +23.2          Consent of Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.P.
                (included in Exhibit 5.1).

 +24.1          Powers of Attorney.

__________________
*  Incorporated by reference as indicated.

+  Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 15, 2001.

                                            PRIDE INTERNATIONAL, INC.

                                            By:    /s/   Robert W. Randall
                                               --------------------------------
                                                     Robert W. Randall
                                              Vice President and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on March 15, 2001.


                 SIGNATURE                                       TITLE
                 ---------                                       -----
            /s/  Paul A. Bragg*                         Chief Executive Officer, President and Director
------------------------------------------
                Paul A. Bragg
        (Principal Executive Officer)

           /s/  Earl W. McNiel*                         Vice President and Chief Financial Officer
------------------------------------------
                Earl W. McNiel
       (Principal Financial Officer)

           /s/  Terry L. Vandal*                        Controller
------------------------------------------
                Terry L. Vandal
        (Principal Accounting Officer)

           /s/  James B. Clement*                       Chairman of the Board
------------------------------------------
                James B. Clement

    /s/  Christian J. Boon Falleur*                     Director
------------------------------------------
         Christian J. Boon Falleur

           /s/  Remi Dorval*                            Director
------------------------------------------
                Remi Dorval

           /s/  Jorge E. Estrada M.*                    Director
------------------------------------------
                Jorge E. Estrada M.

           /s/  William E. Macaulay*                    Director
------------------------------------------
                William E. Macaulay

           /s/  Ralph D. McBride*                       Director
------------------------------------------
                Ralph D. McBride

           /s/  James T. Sneed*                         Director
------------------------------------------
                James T. Sneed

*By:       /s/  Robert W. Randall
------------------------------------------
                Robert W. Randall
                Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                             DESCRIPTION OF EXHIBIT
-----------                             ----------------------
  *4.1          Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the
                year ended December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.2          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended
                December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.3          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended
                December 31, 1996, File Nos. 0-16961 and 1-13289).

  *4.4          Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 dated
                September 8, 1997, Registration No. 333-35089).

  *4.5          Amendment to Restated Articles of Incorporation of the Company
                (incorporated by reference to Exhibit 3.5 to the Company's Quarterly Report on
                Form 10-Q for the quarterly period ended September 30, 1998, File No. 1-13289).

  *4.6          Bylaws of the Company, as amended (incorporated by reference to Exhibit
                3.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, File No. 1-13289).

  *4.7          Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31,
                1998, File No. 1-13289).

  *4.8          Rights Agreement dated as of September 9, 1998 between the Company and
                American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated
                September 10, 1998, File No. 1-13289).

  +5.1          Opinion of Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.P. as
                to the validity of the common stock.

 +10.1          Registration Agreement, dated as of February 13, 2001, between the
                Company and The Beacon Group Energy Investment Fund, L.P., Transocean Sedco
                Forex, Inc., SWD, L.L.C. and Sedco Forex International, Inc.

  15.1          Awareness letter of PricewaterhouseCoopers LLP.

  23.1          Consent of PricewaterhouseCoopers LLP.

 +23.2          Consent of Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.P.
                (included in Exhibit 5.1).

 +24.1          Powers of Attorney.

__________________
*  Incorporated by reference as indicated.

+  Previously filed.